EXHIBIT 99.1

Aligos Therapeutics Reports Recent Business Progress and First Quarter 2026 Financial Results

SOUTH SAN FRANCISCO, Calif., May 07, 2026 (GLOBE NEWSWIRE) -- Aligos Therapeutics, Inc. (Nasdaq: ALGS, “Aligos”), a clinical stage biotechnology company focused on improving patient outcomes through best-in-class therapies for liver and viral diseases, today reported recent business progress and financial results for the first quarter 2026.

“I am pleased to continue building on our progress made so far in 2026,” stated Lawrence Blatt, Ph.D., M.B.A., Chairman, President, and Chief Executive Officer of Aligos Therapeutics. “Receiving Fast Track Designation is confirmation that an unmet medical need exists in chronic HBV infection and pevifoscorvir sodium has the potential to be superior to current therapies based on clinical data to date, which was evaluated by the FDA when determining the granting of this designation. In addition, we completed the first interim analysis for the B-SUPREME HBeAg- cohort with a positive outcome reflecting that the study will continue, the futility criteria were not met, and study drugs were well tolerated. The recommendation from the DSMB to increase participants has the potential to increase the probability of success of the B-SUPREME study. It is important to note, that prior to the B-SUPREME study there has not been a randomized controlled study of treatment naïve chronic HBV infection participants using tenofovir disoproxil fumarate (TDF) as the active comparator to measure HBV DNA response with the most sensitive PCR assay currently available (LLOQ <10 IU/mL). Also, we are pleased to build on our existing relationship with Amoytop with the partnership of pevifoscorvir sodium in Greater China which can potentially accelerate approval in the region. Taken together, this progress demonstrates how our team has continued to execute on our goals. As we look forward to the back half of the year, I am excited for our continued developments as we progress pevifoscorvir sodium and our other drug candidates. In particular, I look forward to providing updates on our potentially best-in-class ASO for chronic HBV infection, which is moving nicely through IND-enabling studies.”

Recent Business Progress

Pipeline Updates

      Pevifoscorvir sodium: Potential first-/best-in-class small molecule CAM-E for chronic hepatitis B virus (HBV) infection

  Pevifoscorvir sodium was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for chronic hepatitis B virus (HBV) infection.
  The Phase 2 B-SUPREME study (NCT06963710) is currently ongoing. As of April 2026, there were 74 participants enrolled in the HBeAg- cohort (Part 2a), with 103 participants enrolled in the HBeAg+ cohort (Part 1a).
  The study design for the Phase 2 B-SUPREME study includes pre-specified sample size re-estimations for both Parts 1a and 2a to ensure sufficient power to demonstrate a statistically significant treatment effect at the primary endpoint. The first pre-specified interim analysis of the Phase 2 B-SUPREME study was performed after approximately 60% of HBeAg- participants (N=34, Part 2a) reached Week 12 or later. In addition, safety data was reviewed for all participants enrolled in the study (N=174) at the time the interim analysis was performed. Findings from the first interim analysis include:
    The Drug Safety Monitoring Board (DSMB) recommended increasing the sample size of Part 2a from 74 currently enrolled to 100 participants. A futility analysis was performed; the prespecified futility criteria were not met, per the statistical analysis plan.
    The study drugs were well-tolerated with no clinically concerning laboratory, physical examination, vital sign, or ECG abnormalities. No viral breakthrough related to study drugs has been observed in the study to date.
  A second protocol defined interim analysis is planned when ~50% of HBeAg+ participants complete 24 weeks of the treatment period, with this enrollment threshold previously reached in January 2026. The second interim analysis is expected in the second half of 2026.
  Topline data for both the HBeAg- and HBeAg+ cohorts are expected in 2027.
  96-weeks of dosing have been completed in the Phase 1 study (NCT04536337) with long-term post-treatment data expected to be presented at the upcoming European Association for the Study of the Liver (EASL) 2026 Congress.
  The Company entered into an exclusive license deal with Xiamen Amoytop Biotech Co., Ltd. (Amoytop) to develop and commercialize pevifoscorvir sodium in Greater China for chronic HBV infection. Along with a $25M USD upfront, Aligos is entitled to up to $420M USD in clinical, regulatory, and sales milestones with tiered, high single-digit royalties.

ALG-170675: Potential best-in-class antisense oligonucleotide (ASO) for chronic hepatitis B virus (HBV) infection

  Along with our partner Amoytop, ALG-170675 has begun IND-enabling studies. Current costs for development in China are being funded by Amoytop, who maintain rights in Greater China.
  This next-generation ASO works via two mechanisms of action. It targets and destroys HBsAg-encoding mRNA and activates the immune response through TLR-8 agonism.

ALG-055009: Potential best-in-class small molecule THR-β for obesity, MASH

  Additional nonclinical data demonstrating the potential synergies of ALG-055009 and incretin receptor agonists are expected to be presented at upcoming scientific conferences.
  Evaluation of a variety of options to fund continued development, including potential out-licensing, is ongoing.

Financial Results for the Three Months Ended March 31, 2026

Cash, cash equivalents and investments totaled $54.9 million as of March 31, 2026, compared with $77.8 million as of December 31, 2025. Our cash, cash equivalents and investments are expected to provide sufficient funding of planned operations into the fourth quarter of 2026, inclusive of the $25M upfront expected from the Amoytop Greater China License deal for pevifoscorvir sodium.

Net loss for the three months ended March 31, 2026 was $23.0 million or basic and diluted net loss per common share of $(2.21), compared to net income of $43.1 million or basic net income per common share of $5.12, and diluted net loss per common share of $(2.11) for the three months ended March 31, 2025.

Research and development (R&D) expenses for the three months ended March 31, 2026 were $23.4 million, compared with $14.5 million for the same period of 2025. The increase was primarily due to an increase in third-party expenses for the pevifoscorvir sodium Phase 2 clinical trial. Total R&D stock-based compensation expense incurred for the three months ended March 31, 2026 was $0.7 million, compared with $0.5 million for the same period of 2025.

General and administrative (G&A) expenses for the three months ended March 31, 2026 were $6.4 million, compared with $5.1 million for the same period of 2025. The decrease in G&A expenses for this comparative period is primarily due to a decrease in legal and other related expenses. Total G&A stock-based compensation expense incurred for the three months ended March 31, 2026 was $0.6 million, compared with $0.4 million for the same period of 2025.

Interest and other income, net, was income of $0.8 million for the three months ended March 31, 2026 compared with income of $0.9 million for the same period in 2025.

Change in fair value of 2023 common warrants for the three months ended March 31, 2026, was income of $3.4 million compared with income of $61.5 million for the same period of 2025.

About Aligos

Aligos Therapeutics, Inc. (NASDAQ: ALGS) is a clinical stage biotechnology company founded with the mission to improve patient outcomes by developing best-in-class therapies for the treatment of liver and viral diseases. Aligos applies its science driven approach and deep R&D expertise to advance its purpose-built pipeline of therapeutics for high unmet medical needs such as chronic hepatitis B virus (HBV) infection, metabolic dysfunction-associated steatohepatitis (MASH), obesity, and coronaviruses.

For more information, please visit www.aligos.com or follow us on LinkedIn or X.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation, statements with respect to the expected data releases and data presentations for the Company’s ASO program in HBV and for the pevifoscorvir sodium Phase I study, and timing of data readouts for the pevifoscorvir sodium B-SUPREME study; the expected data presentations for ALG-055009; potential success of the Company’s development programs; statements regarding potential financial milestones being met and future royalties being earned by Aligos under the Amoytop license, and regarding Amoytop’s success in developing pevifoscorvir sodium in Greater China; and the company’s expectation that its cash, cash equivalents and investments provide sufficient funding of planned operations into the fourth quarter of 2026. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance, or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties inherent in the drug development process, including Aligos’ clinical-stage of development, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Aligos’ ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Aligos’ capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the impact of global events and other macroeconomic conditions on Aligos’ business. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’ Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on May 7, 2026 and Aligos’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2026 and its future periodic reports to be filed or submitted with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Investor Contact
Jordyn Tarazi
Vice President, Investor Relations & Corporate Communications
+1 (650) 910-0427
jtarazi@aligos.com

Aligos Therapeutics, Inc
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
	Three Months Ended
	March 31,	March 31,
	2026	2025
	(Unaudited)	(Unaudited)

Revenue from customers	$2,830	$311
Operating expenses:
Research and development	23,352	14,502
General and administrative	6,407	5,052
Total operating expenses	29,759	19,554
Loss from operations	(26,929)	(19,243)
Interest and other income, net	811	880
Change in fair value of 2023 common warrants	3,395	61,494
(Loss) income before income tax	(22,723)	43,131
Income tax provision	(317)	(43)
Net (loss) income	$(23,040)	$43,088
Net (loss) income per share, basic	$(2.21)	$5.12
Net loss per share, diluted	$(2.21)	$(2.11)
Weighted-average shares of common stock, basic	10,402,967	8,408,481
Weighted-average shares of common stock, diluted	10,402,967	8,709,693

Aligos Therapeutics, Inc. Condensed Consolidated Balance Sheets (In thousands)
	March 31, 2026	December 31, 2025
	(Unaudited)	(Audited)(1)
Assets
Current assets:
Cash and cash equivalents	$29,980	$18,303
Short-term investments	24,929	59,541
Other current assets	4,720	5,018
Total current assets	59,629	82,862
Other assets	4,929	5,671
Total assets	$64,558	$88,533

Liabilities and Stockholders’ Equity
Current liabilities	$23,322	$21,233
Other liabilities, noncurrent	9,447	13,755
Total liabilities	32,769	34,988
Total stockholders’ equity	31,789	53,545
Total liabilities and stockholders’ equity	$64,558	$88,533

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(1)  The condensed consolidated balance sheet as of December 31, 2025 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.